UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) June 22, 2007



                           GENERAL MOTORS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                    DELAWARE                                38-0572515
          (State or other jurisdiction of                (I.R.S. Employer
                 incorporation)                         Identification No.)

         300 Renaissance Center, Detroit, Michigan          48265-3000
          (Address of Principal Executive Offices)          (Zip Code)



                                 (313) 556-5000
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

{ } Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

{ } Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR
    240.14a-12)

{ } Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

{ } Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 22, 2007, General Motors Corporation ("GM") and Delphi Corporation ("Delphi") entered into a Memorandum of Understanding ("MOU") with the United Auto Workers ("UAW"). The MOU will not be effective until it is ratified by the UAW membership and approved by the U.S. Bankruptcy Court that is handling Delphi's Chapter 11 bankruptcy proceedings.

The MOU deals with treatment by Delphi and GM of UAW-represented Delphi employees through a combination of flowback rights, retirement incentives, buy-downs, severance payments, modifications to Delphi's 2004 supplemental labor agreement with the UAW, and local negotiations. The MOU also deals with the commitment by GM to provide certain product programs and to facilitate employment opportunities at certain Delphi facilities. Further, the MOU establishes the terms of settlement between GM and Delphi of certain claims asserted by the UAW against Delphi. GM also agreed to extend the Benefit Guarantee Agreement with the UAW, and Delphi agreed to extend its related indemnity agreement, under certain circumstances and within certain time periods; information regarding these agreements is disclosed in GM's 2006 Annual Report on Form 10-K.

GM does not believe that the MOU will result in a material change related to the economic impact stemming from the resolution of Delphi's bankruptcy proceedings as estimated in GM's Current Report on Form 8-K filed May 24, 2007 (the "May 8-K"). GM disclosed in the May 8-K that it estimated its contingent exposure related to the Delphi bankruptcy at approximately $7 billion. In addition, it anticipated reimbursing Delphi for certain labor expenses with an initial payment of up to approximately $500 million upon emergence from bankruptcy proceedings and, for some period, annual payments between $300 million and $400 million for labor-related matters and of approximately $100 million for transitional matters. GM expects that its savings from the reduced prices for systems, components, and parts it purchases from Delphi after Delphi emerges from bankruptcy would far exceed the cost of such additional reimbursements over time. Of the amounts disclosed in the May 8-K, GM has previously expensed $6 billion primarily related to the Delphi Benefit Guarantee Agreement. The accounting treatment for the remaining amounts is currently being evaluated. Additionally, GM can offer no assurance that these estimates will not be changed based on future negotiations with Delphi, the UAW, or other interested parties, or other events.

Forward-Looking Statements

In this report on Form 8-K and in related comments by GM's management, we use words like "expect," "anticipate," "estimate," "plan," "intend," "pursue," or "believe," to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM's actual results may differ materially due to a variety of important factors. Among other items, such factors include UAW ratification and bankruptcy court actions with respect to the MOU and resolution of various issues and disputes between GM, Delphi, and other parties interested in the Delphi bankruptcy proceedings.


                                      # # #



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            ---------------------------
                                            (Registrant)



Date:  June 26, 2007                  By:    /s/ NICK S. CYPRUS
                                      ---    ------------------
                                             (Nick S. Cyprus
                                              Controller and
                                              Chief Accounting Officer)